UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 30, 2004

SUNTERRA CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13815	95-4582157
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(Address of principal executive offices including zip code)

(702) 804-8600

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2004, Sunterra Corporation (the “Company”) completed a $151.7 million private offering and sale of vacation ownership receivable-backed notes (the “2004 Securitization”). The $171.4 million (including $17.0 million in aggregate principal of vacation ownership receivables sold during the ninety day period commencing September 30, 2004) in aggregate principal of vacation ownership receivables that collateralize the notes were initially sold to Sunterra SPE 2004-1 LLC (“SPE 2004-1”), a wholly-owned, special-purpose finance subsidiary of the Company. SPE 2004-1 then sold the receivables to the Sunterra Owner Trust 2004-1, a special purpose entity that issued the notes and will be included within Sunterra Corporation’s consolidated financial statements, without recourse to the Company nor to SPE 2004-1, except for breaches of certain representations and warranties at the time of sale.

The $151.7 million private offering consists of: $66.0 million class A notes ‘AAA’, $18.4 million class B notes ‘AA’, $17.6 million class C notes ‘A’ and $49.7 million class D notes ‘BBB’. The notes carry various fixed interest rates ranging from 3.6% to 4.9% and have legal stated maturities of October 2020. The actual maturity of the notes could be significantly earlier that the stated maturity, and the average life of the notes could be significantly shorter than anticipated, in the event of certain occurrences. Interest and principal payments are due monthly.

Under the terms of the indenture, Sunterra Financial Services, Inc. a direct wholly-owned subsidiary of Sunterra Corporation, in exchange for a monthly fee, will service and administer the vacation ownership receivables in Sunterra Owner Trust 2004-1.

The proceeds were used to pay down balances due under the Company’s Senior Finance Facility with Merrill Lynch Mortgage Capital, Inc., pay fees associated with the transaction to third parties and deposit initial amounts in a required cash reserve account. The Company also retained a subordinated interest in the future cash flows from the 2004 Securitization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTERRA CORPORATION
(Registrant)

	By:	/s/ Steven E. West
October 6, 2004		Steven E. West
(Date)		Senior Vice President and Chief Financial Officer